Exhibit 10.6

SUPERIOR ENERGY SERVICES, INC.

2021 MANAGEMENT INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Performance Stock Unit Award Agreement (this “Agreement”) is made, effective as of the [•] day of August, 2024 (the “Date of Grant”), between Superior Energy Services, Inc., a Delaware corporation (the “Company”) and James Brown (the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Superior Energy Services, Inc. 2021 Management Incentive Plan (as may be amended, modified or supplemented from time to time, the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Board and Committee have determined that it is in the best interests of the Company and its Stockholders to grant the time-based and performance-based vesting Restricted Stock Units provided for herein (the “PSU Award”) to the Participant, such grant to be subject to the terms, conditions and restrictions set forth herein.

NOW, THEREFORE, in consideration for the services to be rendered by the Participant to the Company and the terms, conditions and restrictions hereinafter set forth, the parties hereto agree as follows:

1. Grant of Performance Stock Units. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Date of Grant an award consisting of, in the aggregate, 606,185 Restricted Stock Units (the “Performance Stock Units”) having the rights and subject to the terms and conditions of this Agreement and the Plan. Each Performance Stock Unit represents an unfunded and unsecured promise to deliver to the Participant one share of Common Stock (except as otherwise provided herein), subject to the vesting and settlement terms, conditions and restrictions and the other terms, conditions and restrictions set forth in this Agreement and in the Plan. Unless and until the Performance Stock Units become settled in shares of Common Stock in accordance with Section 4 below, the Participant shall have no rights as a Stockholder. For the avoidance of doubt, subject to Section 12 of the Plan, the Performance Stock Units may not be settled in any form other than shares of Common Stock except in connection with a Change in Control transaction in accordance with the terms in this Agreement.

2. Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

3. Vesting; End Date; Treatment on Termination.

(a) Time-Based Vesting. The Participant will become time-vested in the Performance Stock Units, whether or not such Performance Stock Units are performance vested in accordance with Section 3(b) below, as follows: (i) one-third (1/3) of the Performance Stock Units will vest on the first anniversary of the Commencement Date;

(ii) an additional one-third (1/3) of the Performance Stock Units will vest on the second anniversary of the Commencement Date; and (iii) the remaining one-third (1/3) of the Performance Stock Units will vest on the third anniversary of the Commencement Date, subject to the Participant’s continued employment with the Company (“Continuous Service”) and continued compliance with any restrictive covenants by which the Participant may be bound, in each case, through and including each applicable vesting date (each such date, a “Time Vesting Date”), except as otherwise expressly provided in Section 3(e) below; provided, however, that if the number of Performance Stock Units is not evenly divisible by three (3), then no fractional Performance Stock Units shall time-vest and the smaller installments shall time-vest first. The Performance Stock Units that vest in accordance with the foregoing time-based vesting conditions in this Section 3(a) shall be referred to as “Time-Vested Performance Stock Units”. Upon the consummation of a Change in Control, any outstanding Performance Stock Units that are not Time-Vested Performance Stock Units shall become Time-Vested Performance Stock Units subject to the Participant’s Continuous Service through and including the consummation of such Change in Control.

(b) Performance-Based Vesting. In addition to the time-based vesting conditions set forth in Section 3(a) above, a percentage of outstanding Performance Stock Units, whether or not such Performance Stock Units are Time-Vested Restricted Stock Units, shall performance-vest upon the Company achieving the hurdles with respect to the Per Share Value set forth in the table below (each, a “Per Share Hurdle” and, collectively, the “Per Share Hurdles”), in each case, as determined as of each Measurement Date in accordance with this Section 3(b), subject to the Participant’s Continuous Service and continued compliance with any restrictive covenants by which the Participant may be bound through the applicable Measurement Date, except as otherwise expressly provided in Section 3(e) below. The portion of the Performance Stock Units that performance-vest in accordance with this Section 3(b) shall be referred to as “Performance-Vested Performance Stock Units”.

Per Share Hurdle	% of Performance Stock Units Vesting
115% of the Original Per Share Value (“Per Share Hurdle 1 Value”)	25%
200% of the Original Per Share Value (“Per Share Hurdle 2 Value”)	100%
250% of the Original Per Share Value (“Per Share Hurdle 3 Value”)	150%

For the avoidance of doubt, no Performance Stock Units shall become Performance-Vested Performance Stock Units until the Per Share Hurdle 1 Value has been achieved. The “Original Per Share Value” shall be $60.68, which is based on the applicable per share range as set forth in that certain Houlihan Lokey valuation as of June 30, 2024. The Per Share Hurdles shall automatically be adjusted downward in an amount equal to the per share dividends, distributions and equivalents paid by the Company from the Date of Grant through the applicable Measurement Date in respect of shares of Common Stock (including shares of Restricted Stock) and shall automatically be adjusted upward to reflect any capital contributions or raises (that do not result in a net neutral Per Share Value outcome) from the Date of Grant through the applicable Measurement Date. Performance vesting will be determined using linear interpolation in the event the Per Share Value is in between the Per Share Hurdle 1 Value and the Per Share Hurdle 2 Value or in between the Per Share Hurdle 2 Value and the Per Share Hurdle 3 Value. Notwithstanding anything herein to the contrary, only those Performance Stock Units, if any, that are both Performance-Vested Performance Stock Units and Time-Vested Performance Stock Units (hereinafter referred to as, “Fully Vested Performance Stock Units”) shall be settled in accordance with Section 4 below.

(c) End Date. Notwithstanding anything herein to the contrary, any Performance Stock Units that are not Fully Vested Performance Stock Units as of the End Date (or that do not become Fully Vested Performance Stock Units in connection with the End Date) will be forfeited and cancelled without consideration as of such date.

(d) Definitions. The following terms shall have, when used in this Agreement, the meanings set forth below:

(i) “Cause” has the meaning set forth in the Employment Agreement.

(ii) “Commencement Date” has the meaning set forth in the Employment Agreement.

(iii) “Employment Agreement” means that certain Employment Agreement, dated as of August 14, 2024, by and between the Company and the Participant.

(iv) “End Date” means the earlier of immediately following the consummation of a Change in Control and the 7th anniversary of the Date of Grant.

(v) “Good Reason” has the meaning set forth in the Employment Agreement.

(vi) “Per Share Change in Control Value” means the value of a share of Common Stock implied by the Change in Control transaction value (net of transaction expenses), determined on a fully diluted basis (including any shares of Restricted Stock or Restricted Stock Units that become vested in connection with the Change in Control), plus the aggregate per share of Common Stock dividends, distributions and equivalents paid by the Company from the Date of Grant through the consummation of the Change in Control in respect of shares of Common Stock (including any shares of Restricted Stock or Restricted Stock Units that become vested prior to or in connection with the Change in Control), as determined by the Board in good faith. For the avoidance of doubt, the transaction value shall include the amount of any holdback, earnouts and other post-closing adjustments, if and when distributed or paid to other Participants, if at all, with any Performance Stock Units that would have become performance vested if such amounts were included when determining which Performance Stock Units, if any performance vested in connection with the Change in Control, collecting from such amounts.

(vii) “Per Share Value” means, as of a Measurement Date, (x) in the event of a Change in Control, the Per Share Change in Control Value, (y) prior to a Public Company Event, the per share value as reasonably determined by the Board based on the applicable per share range as set forth in the applicable Valuation, and (z) prior to a Change in Control and following a Public Company Event, the highest 30-Day VWAP achieved during the calendar quarter in which the Post-Public Company Measurement Date occurs, as applicable.

(viii) “Measurement Date” means each of the following dates, (x) prior a Public Company Event and commencing in 2025, December 31 of each year, (y) following a Public Company Event, the Post-Public Company Measurement Date, and (z) a Change in Control. For the avoidance of doubt, no Measurement Date shall occur following the earlier to occur of the End Date and the achievement of the Per Share Hurdle 3 Value.

(ix) “Post-Public Company Measurement Date” means the last day of each full calendar quarter following a Public Company Event through and until the End Date; provided, however, that if any Performance Stock Units are not Time-Vested Performance Stock Units as of the End Date (provided that the Participant is in Continuous Service as of such date), such Performance Stock Units will fully time-vest and settle to the extent such Time-Vested Performance Stock Units become Fully Vested Performance Stock Units, if at all, at such time.

(x) “Public Company Event” means the first to occur of (x) an IPO (as defined in the Stockholders’ Agreement), (y) the date the Common Stock is listed on the New York Stock Exchange (NYSE), National Association of Securities Dealers Automatic Quotation System (Nasdaq) or another qualified securities exchange in the United States as determined by the Board, or (z) the consummation of any transaction or series of transactions whereby shares of Common Stock are exchanged for shares of common stock of another entity, including a special purpose acquisition company (a “Public Entity”), that are publicly traded on the New York Stock Exchange (NYSE), National Association of Securities Dealers Automatic Quotation System (Nasdaq) or another qualified securities exchange in the United States as determined by the Board, including as a result of the Company merging with, becoming controlled by, or falling under common control with, a Public Entity.

(xi) “Stockholder” has the meaning set forth in the Stockholders’ Agreement.

(xii) “Stockholders’ Agreement” means that certain Stockholders Agreement, dated as of February 2, 2021, by and among the Company and each of the stockholders party thereto (as may be amended, modified or supplemented from time to time).

(xiii) “Valuation” means the value of the Company as determined by Houlihan Lokey (unless otherwise determined by the Board, in which case the Chief Executive Officer of the Company shall select the firm from three independent third-party valuation firms that have been selected and approved by the Board) using methodology consistent with past practice, which will take into account long term projections provided by management that have been reviewed and approved by the Board, which Board approval shall not be unreasonably withheld.

(xiv) “30-Day VWAP” means the volume-weighted average price of a share of Common Stock for any thirty (30)- trading day period that occurs after the end of a lock-up period following a Public Company Event.

(e) Termination of Continuous Service.

(i) Termination for Cause/Violation of Noncompetition or Nonsolicitation Covenant/Material Violation of Other Restrictive Covenants. In the event of either: (x) a termination of the Participant’s Continuous Service by the Company for Cause, or (y) the Participant’s violation of any noncompetition or nonsolicitation covenant or material violation of any other restrictive covenant by which the Participant may be bound, including, but not limited to, those set forth in the Employment Agreement, then, in each case, all Performance Stock Units, whether or not vested, shall be forfeited and cancelled without consideration; provided, that, in the event of either (x) or (y) following either a Change in Control or the date on which the Permitted Holders beneficial ownership of outstanding shares of Common Stock in the aggregate falls below ten percent (10%), only unvested Performance Stock Units shall be forfeited and cancelled without consideration and any Fully Vested Performance Stock Units shall remain outstanding until settled in accordance with Section 4. Notwithstanding anything in this Section 3(e) to the contrary, the forfeiture provisions of this Section 3(e)(i) shall continue to apply to all Performance Stock Units, whether or not vested, following a termination of Continuous Service (in addition to during a Participant’s Continuous Service) until the earliest of a Change in Control, the date on which the Permitted Holders beneficial ownership of outstanding shares of Common Stock in the aggregate falls below ten percent (10%), or settlement in accordance with Section 4.

(ii) Termination by the Participant without Good Reason. In the event of a termination of Continuous Service by the Participant without Good Reason: prior to the three (3)-year anniversary of the Commencement Date, all Performance Stock Units, whether or not vested, shall be forfeited and cancelled without consideration; provided, that, if the Participant (x) identifies or helps identify a successor Chief Operating Officer who is acceptable and approved by the Board and the Chief Executive Officer, and (y) the successor Chief Operating Officer commences employment with the Company and the Participant facilitates a successful transition, in each case, as determined by the Board in its sole discretion, then all Time-Vested Performance Stock Units as of the date of date of such termination shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units in accordance with Section 3(b); provided, further, that any Performance Stock Unit that is not a Time-Vested Performance Stock Unit as of the date of such termination shall be forfeited and cancelled without consideration. In the event of a termination of Continuous Service by the Participant without Good Reason on or following the three (3)-year anniversary of the Commencement Date, all Time-Vested Performance Stock Units shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b).

(iii) Termination due to Death or Disability. In the event of a termination of Continuous Service (x) by the Company due to the Participant’s Disability, or (y) due to the Participant’s death, subject to, in the case of subclause (x), the Participant’s continued compliance with any noncompetition or nonsolicitation covenant and material compliance with any other restrictive covenant by which the Participant may be bound, then all Time-Vested Performance Stock Units as of the date of such termination shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b) and, in each case, subject to the Participant’s or the Participant’s estate, as applicable, timely execution and non-revocation of a separation agreement and general release of claims, in the form attached to the Employment Agreement (the “Release Requirement”), the next tranche of unvested Performance Stock Units that would have become Time-Vested Performance Stock Units had the Participant remained in Continuous Service through the next Time Vesting Date shall time vest, and, together with all Time-Vested Performance Stock Units outstanding as of the date of such termination, shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b). All Performance Stock Units that are not Time-Vested Performance Stock Units following the acceleration of vesting contemplated by this Section 3(e)(iii) shall be forfeited and cancelled without consideration.

(iv) Termination by the Company without Cause or by the Participant for Good Reason. In the event of a termination of Continuous Service (x) by the Company without Cause (excluding due to death or Disability) or (y) by the Participant for Good Reason, in each case, subject to the Participant’s continued compliance with any noncompetition or nonsolicitation covenant and material compliance with any other restrictive covenant by which the Participant may be bound, then all Time-Vested Performance Stock Units as of the date of such termination shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b), in each case, subject to the Release Requirement, the next tranche of Performance Stock Units that would have become Time-Vested Performance Stock Units had the Participant remained in Continuous Service through the next Time Vesting Date shall time vest, and, together with all Time-Vested Performance Stock Units outstanding as of the date of such termination, shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b). All Performance Stock Units that are not Time-Vested Performance Stock Units following the acceleration of vesting contemplated by this Section 3(e)(iv) shall be forfeited and cancelled without consideration.

4. Settlement. Subject to the terms, conditions and restrictions contained herein, on or within thirty (30) days following the End Date, the Participant shall receive the number of shares of Common Stock that correspond to the number of outstanding Fully Vested Performance Units, and such outstanding Fully Vested Performance Stock Units shall be cancelled upon the delivery of such shares of Common Stock. Upon settlement pursuant to, and in accordance with, this Section 4, shares of Common Stock will be transferred to the Participant and a certificate or certificates representing the shares of Common Stock will be issued in the name of the Participant. Notwithstanding the foregoing, the Company may, in its discretion, elect to complete the delivery of such shares of Common Stock by means of electronic book-entry, rather than issuing physical share certificates. Any shares of Common Stock issued hereunder shall be subject to the terms, conditions and restrictions contained in the Stockholders’ Agreement. Notwithstanding the foregoing, in the event of a Change in Control, all Fully Vested Performance Stock Units shall be converted into the right to receive transaction consideration on the same basis as other Stockholders, and the Company shall have the right to cash out Fully Vested Performance Stock Units (with respect to which shares have not yet been delivered) for transaction consideration on the same basis as other Stockholders. Notwithstanding anything contained herein to the contrary, the Board may (i) determine in its discretion to pay the transaction consideration entirely in cash (rather than in cash and in-kind) so long as Participant is paid in the same form of consideration as all other Stockholders and (ii) value any escrows, holdbacks and earn outs, in each case, at maximum amounts, allocable to the Fully Vested Performance Stock Units as of the date of the Change in Control is consummated and pay such amounts to the Participant in connection with the Change in Control (rather than on the later date(s) on which actually paid to the Stockholders), in each case, subject to compliance with Section 409A of the Code.

5. Dividend Equivalents. In the event that the Company pays a dividend on its outstanding Common Stock for which the related record date occurs after the Date of Grant and prior to the date a Performance Stock Unit becomes a Fully Vested Performance Stock Unit, dividend equivalents will accrue and be credited to a dividend book entry account on behalf of the Participant with respect to the maximum number of Performance Stock Units that can be earned hereunder on the same terms as dividends are paid to holders of Common Stock. Such dividend equivalents will be paid in cash (valuing any dividends in the form of property at the Fair Market Value thereof), without interest, at the time when, and to the extent that, a Performance Stock Unit becomes a Fully Vested Performance Stock Unit in accordance with the provisions hereof. For the avoidance of doubt, (a) to the extent any Performance Stock Units are forfeited, cancelled or terminated for any reason prior to becoming Fully Vested Performance Stock Unit, any dividend equivalents corresponding to such forfeited, cancelled or terminated Performance Stock Units shall automatically be forfeited for no consideration and (b) any dividends paid on outstanding Common Stock for which the related record date occurs after the date a Performance Stock Unit becomes a Fully Vested Performance Stock Unit shall be paid to Participant as though such Fully Vested Performance Stock were outstanding Common Stock.

6. Taxes. As a condition to the vesting and settlement of the Performance Stock Units, the Participant shall satisfy the corresponding tax obligations by remitting cash to the Company; provided that, at the Participant’s election, the Participant may satisfy the corresponding tax obligations by instructing the Company to withhold Common Stock with an aggregate fair market value (prior to a Public Company Event, based on a Valuation completed as of June 30, 2031 unless there have been material changes since such Valuation that makes such Valuation unreasonable to use as the then-current fair market per share value, as reasonably determined by the Board, in which case such June 30, 2031 Valuation shall be reasonably adjusted to account for such change and, if in connection with a Change in Control, based on the amount received in respect of each Performance Stock Unit in connection with the consummation of the Change in Control (not including any holdback, earnouts or other post-closing adjustments (which would be taxed only if and when distributed or paid to the Participant)) sufficient to satisfy such tax obligations, and the Company shall withhold such shares and fund the tax obligations upon such instruction; provided, further, that following a Public Company Event, in lieu of share withholding, the Company may implement a broker assisted share sale mechanism to cover the Participant’s withholding taxes, to the extent legally permitted. In any case, following a Public Company Event and during an open trading window, the Company shall cooperate with the Participant in order to facilitate the Participant having the ability to enter into valid 10b-5-1 plans to satisfy tax obligations in connection with equity award vesting and settlement. Notwithstanding the foregoing, to the extent any portion of the Performance Stock Units is settled in cash or cash transaction consideration pursuant to Section 4, any cash amount shall first be used to reduce any required employee-side tax withholding obligations.

7. Stockholders’ Agreement. Notwithstanding anything herein to the contrary, in no event shall shares of Common Stock be delivered pursuant to this Agreement if the Participant has not executed and delivered to the Company a joinder to the Stockholders’ Agreement.

8. Representations. The Participant represents, warrants, acknowledges and agrees that (i) the Participant is an “accredited investor” within the meaning of Section 501(a) of Regulation D under the Securities Act and acquiring the Performance Stock Units and underlying Common Stock for and on behalf of the Participant, for investment purposes, and not with a view to distribution in violation of the Securities Act; (ii) the Participant understands that there are substantial restrictions on the transferability of the Performance Stock Units and the Common Stock underlying the Performance Stock Units and, on the Date of Grant and for an indefinite period following the Date of Grant, there will be no public market for the Common Stock and, accordingly, it may not be possible for the Participant to liquidate the Common Stock in case of emergency, if at all; (iii) the Common Stock has not been registered under the Securities Act and, therefore, cannot be resold unless registered under the Securities Act or unless an exemption from registration is available; (iv) the Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries and Affiliates, the Company’s organizational documents, the terms and conditions of the acquisition of the Common Stock underlying the Performance Stock Units, and the Plan and to obtain any additional information which the Participant deems necessary; (v) the Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the prospective investment; and (vi) the Participant did not learn of the offering of the Performance Stock Units by any form of general solicitation or general advertising.

9. Compliance with Laws and Regulations. The grant of this PSU Award and the issuance and transfer of the Common Stock underlying the Performance Stock Units upon settlement of this PSU Award shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the shares of Common Stock may be listed at the time of such issuance or transfer.

10. Transfer Restrictions. Neither the Performance Stock Units nor any right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, hypothecation, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to effect any such action shall be void. If the Participant or the Participant’s beneficiary hereunder violates the restrictions of this Section 10, then the Performance Stock Units and any and all of the Participant’s or beneficiary’s rights and/or benefits under this Agreement shall cease and terminate. Notwithstanding any of the foregoing to the contrary, the Performance Stock Units may be transferred by Participant, without consideration, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved by the Committee in its sole discretion (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.. For the avoidance of doubt, nothing herein affects the transferability of shares of Common Stock received upon settlement of the Performance Stock Units.

11. No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

12. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Attention: General Counsel

If to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

13. Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

14. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors and administrators, heirs and successors of the Participant.

15. Adjustment Upon Changes in Capitalization. The PSU Award may be adjusted as provided in the Plan including, without limitation, pursuant to Section 12 of the Plan. In addition, the Per Share Value and Per Share Hurdles associated with this PSU Award will be subject to customary adjustment provisions to preserve the benefits or potential benefits intended to be made available by the Performance Stock Units in connection with any changes in the Company’s capital structure, including, without limitation, subdivision of shares into a greater number of shares (by stock dividend, stock split, reclassification or otherwise) or combination of shares into a smaller number of shares (by reverse stock split, reclassification or otherwise) or any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares or other similar corporate event (including mergers or consolidations that do not constitute a Change in Control).

16. Section 409A.

(a) Notwithstanding anything herein to the contrary, this Agreement and the Performance Stock Units granted hereunder are intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and shall be construed and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee that any payment under this Agreement complies with, or is exempt from, Section 409A of the Code, and neither the Company, its subsidiaries or Affiliates, nor their respective executives, members, partners, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits under this Agreement to comply with Section 409A of the Code to the extent such payments or benefits are made in accordance with the terms of this Agreement. No payment, benefit or consideration shall be substituted for this PSU Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of taxes under Section 409A of the Code, that provision shall be reformed by the Company and Participant, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights with respect to this PSU Award. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of the Performance Stock Units granted hereunder that are “nonqualified deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any six (6)-month delay, all such delayed payments will be paid in a single lump sum (without interest) on the earliest date permitted under Section 409A of the Code that is also a business day.

(c) References in this Agreement to “termination of employment” or “termination of Continuous Service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of this PSU Award is designated as a separate payment.

17. Entire Agreement. This Agreement, together with the Plan and the Stockholders’ Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior agreements or prior understandings, whether written or oral, between the Company or its Affiliates and the Participant relating to such subject matter, including, without limitation, Exhibit B to the Employment Agreement.

18. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware.

19. Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

20. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Performance Stock Unit Award Agreement as of the [•] day of August, 2024.

SUPERIOR ENERGY SERVICES, INC.

By:
Title:

Participant